U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Casey, Curtis J.
   c/o OIS Optical Imaging Systems, Inc.
   47050 Five Mile Road
   Nortville, MI  48167
   USA
2. Issuer Name and Ticker or Trading Symbol
   OIS Optical Imaging Systems, Inc.
   OVON
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Business Developemnt and Marketing

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock               |6/30/9|N   | |161               |A  |$5.50      |2,988              |D     |                           |
                           |4     |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/30/|N   | |238               |A  |$5.875     |                   |D     |                           |
                           |94    |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/30/9|N   | |254               |A  |$5.125     |                   |D     |                           |
                           |5     |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/21/|S   | |20,000            |D  |$4.25      |                   |D     |                           |
                           |95    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/29/|N   | |335               |A  |$3.875     |                   |D     |                           |
                           |95    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses: